Exhibit 3.1

CERTIFICATE OF DESIGNATIONS
OF
SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK
OF
ALLIANCE DATA SYSTEMS CORPORATION

Alliance Data Systems Corporation (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors of the Corporation by the Third Amended and Restated Certificate of Incorporation of the Corporation and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation on April 19, 2019 adopted the following resolution creating a series of 300,000 shares of preferred stock designated as “Series A Non-Voting Convertible Preferred Stock” of $.01 par value per share:

RESOLVED, that pursuant to the authority conferred upon the Board of Directors of the Corporation in accordance with the provisions of the Third Amended and Restated Certificate of Incorporation of the Corporation and pursuant to Section 151 of the General Corporation Law of the State of Delaware, a series of preferred stock, of $.01 par value per share, of the Corporation be and hereby is created, and the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof are as follows:

1.	Definitions. As used herein, the following terms have the following meanings:

(a)	“Affiliate” has the meaning set forth in 12 C.F.R. § 225.2(a) or any successor provision.

(b)	“Board of Directors” means the board of directors of the Corporation.

(c)
“business day” means any day other than a Saturday or a Sunday or a day on which banking institutions in Salt Lake City, Utah, Wilmington, Delaware, or Plano, Texas are authorized or obligated by law, executive order or governmental decree to be closed.

(d)	“Certificate of Incorporation” means the Third Amended and Restated Certificate of Incorporation of the Corporation, as amended or restated and in effect from time to time.

(e)	“Common Stock” means the common stock of the Corporation, par value $.01 per share.

(f)	“Conversion Price” means $1.00, as adjusted pursuant to Section 5 hereof.

(g)	“Conversion Ratio” for each share of Series A Preferred Stock shall be equal to the Stated Value divided by the Conversion Price.

(h)	“Corporation” means Alliance Data Systems Corporation, a corporation organized and existing under the laws of the State of Delaware, and any successor Person.

(i)	“Dividends” has the meaning set forth in Section 3.

(j)	“Liquidation Distribution” has the meaning set forth in Section 4(b).

(k)	“Permissible Transfer” means a transfer by the holder of Series A Preferred Stock (i) to an Affiliate of such holder or to the Corporation; (ii) in a widespread public distribution of Common Stock or Series A Preferred Stock; (iii) in which no one transferee (or group of associated transferees) would receive 2% or more of any class of the Voting Securities of the Corporation then outstanding (including pursuant to a related series of such transfers); or (iv) to a transferee that would control more than 50% of the Voting Securities of the Corporation (not including Voting Securities such Person is acquiring from the transferor).

(l)
“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, or any other form of entity not specifically listed herein.

(m)	“Series A Preferred Stock” has the meaning set forth in Section 2.

(n)	“Stated Value” means $10.00 per share.

(o)	“Voting Security” has the meaning set forth in 12 C.F.R. § 225.2(q) or any successor provision.

2.
Designation; Number of Shares.  A series of preferred stock designated “Series A Non-Voting Convertible Preferred Stock,” par value $.01 per share (the “Series A Preferred Stock”), is hereby created.  Each share of Series A Preferred Stock has the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations, and restrictions as described herein.  The number of authorized shares of Series A Preferred Stock is 300,000.  Each share of Series A Preferred Stock is identical in all respects to every other share of Series A Preferred Stock.

3.
Dividends.  The Series A Preferred Stock will rank pari passu with the Common Stock with respect to the payment of dividends or distributions, whether payable in cash, securities, options or other property (including any rights to purchase stock, warrants, securities or other property) (collectively, “Dividends”).  Accordingly, the holders of record of Series A Preferred Stock will be entitled to receive as, when, and if declared by the Board of Directors, Dividends in the same per share amount as paid on the Common Stock as determined on an as-converted basis assuming all shares had been converted pursuant to Section 5 (without regard to any limitations on conversion of the Series A Preferred Stock) as of immediately prior to the record date of the applicable Dividend (or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such Dividends are to be determined), and no Dividends will be payable on the Common Stock or any other class or series of capital stock ranking with respect to Dividends pari passu with the Common Stock unless an identical Dividend is payable at the same time on the Series A Preferred Stock; provided however, that if a stock Dividend is declared on Common Stock, the holders of Series A Preferred Stock will be entitled to a stock Dividend payable solely in shares of Series A Preferred Stock (based on the applicable Conversion Ratio in effect at such time).  Dividends that are payable on Series A Preferred Stock will be payable to the holders of record of Series A Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, as determined by the Board of Directors, which record date will be the same as the record date for the equivalent Dividend of the Common Stock.  In the event that the Board of Directors does not declare or pay any Dividends with respect to shares of Common Stock, then the holders of Series A Preferred Stock will have no right to receive any Dividends.

4.	Liquidation.

(a)	Rank. The Series A Preferred Stock will, with respect to rights upon liquidation, winding up and dissolution, rank (i) subordinate and junior in right of payment to all other securities of the Corporation that, by their respective terms, are senior to the Series A Preferred Stock, and (ii) pari passu with the Common Stock.

(b)
Liquidation Distributions.  In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series A Preferred Stock will be entitled to receive for each share of Series A Preferred Stock held by such holder, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any Persons to whom the Series A Preferred Stock is subordinate, a distribution (“Liquidation Distribution”) equal to (i) any authorized and declared, but unpaid, Dividends with respect to such share of Series A Preferred Stock at the time of such liquidation, dissolution or winding up, and (ii) the amount the holder of such share of Series A Preferred Stock would receive in respect of such share if such share had been converted into a number of shares of Common Stock equal to the Conversion Ratio at the time of such liquidation, dissolution or winding up (assuming the conversion of all shares of Series A Preferred Stock at such time, without regard to any limitations on conversion of the Series A Preferred Stock).  All Liquidating Distributions to the holders of the Series A Preferred Stock and Common Stock set forth in clause (ii) above will be made pro rata to the holders thereof.

(c)
Merger, Consolidation and Sale of Assets Not Liquidation.  For purposes of this Section 4, the merger or consolidation of the Corporation with or into any other corporation or other entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or property) of all or substantially all of the assets of the Corporation, will not constitute a liquidation, dissolution or winding up of the Corporation.

5.	Conversion.

(a)	Conversion.

(i)
A holder of Series A Preferred Stock shall be permitted to convert, or upon the written request of the Corporation shall convert, shares of Series A Preferred Stock into shares of Common Stock provided that upon such conversion the holder, together with all Affiliates of the holder, will not own or control in the aggregate more than 9.9% of the outstanding Common Stock (or of any class of Voting Securities issued by the Corporation), excluding for the purpose of this calculation any reduction in ownership resulting from transfers by such holder of Voting Securities of the Corporation (which, for the avoidance of doubt, does not include Series A Preferred Stock).  In any such conversion, each share of Series A Preferred Stock will convert into a number of shares of Common Stock equal to the Conversion Ratio.  To effect the conversion, the holder shall cause the surrender of such shares of Series A Preferred Stock and provide written instructions to the Corporation as to the number of whole shares for which such conversion shall be effected, together with any appropriate documentation that may be reasonably required by the Corporation.  Upon the surrender of such shares of Series A Preferred Stock, the Corporation will issue and deliver to such holder through the use of book-entry procedures in accordance with The Depository Trust Company or such other applicable facility or in certificated form, as requested by the holder, the number of shares of Common Stock into which the Series A Preferred Stock has been converted and, in the event that such conversion is with respect to some, but not all, of the holder’s shares of Series A Preferred Stock, the number of shares of Series A Preferred Stock that were not converted to Common Stock in book-entry form or certificated form, as requested by the holder.

(ii)
Notwithstanding anything to the contrary herein, except as required by law, executive order or governmental decree or with the Corporation’s prior written consent, in no event shall any holder be permitted to elect to convert any shares of Series A Preferred Stock pursuant to Section 5(a)(i) (A) if such number of shares of Series A Preferred Stock constitutes less than 1% of the aggregate number of Series A Preferred Stock held by such holder at the time of such conversion or (B) more frequently than once per calendar month.

(iii)
Each share of Series A Preferred Stock will automatically convert into a number of shares of Common Stock equal to the Conversion Ratio, without any further action on the part of any holder, on the date a holder of such share of Series A Preferred Stock transfers such share pursuant to a Permissible Transfer (except any such transfer to an Affiliate of such holder).

(iv)
All shares of Common Stock delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests, charges and other encumbrances (other than as created or imposed by federal, state or foreign securities laws, as created or imposed upon by the holder or taxes in respect of any transfer occurring contemporaneously therewith).

(v)
No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series A Preferred Stock. In lieu of any fractional shares to which a holder would otherwise be entitled upon conversion, the Corporation shall pay cash equal to such fraction multiplied by the market price of one share of Common Stock as of the close of business on the date of conversion, as determined in good faith by the Corporation. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Convertible Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(b)
Adjustments for Combinations or Divisions of Common Stock.  In the event that the Corporation at any time or from time to time effects a division of the Common Stock into a greater number of shares (by stock split, reclassification or otherwise, other than by payment of a Dividend in Common Stock or in any right to acquire the Common Stock), or in the event the outstanding Common Stock is combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of the Common Stock, then the Conversion Price in effect immediately prior to such event will, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

(c)	Adjustments for Reclassification, Exchange or Substitution. If the Common Stock is changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a division or combination of shares provided for in Section 5(b) above), concurrently with the effectiveness of such transaction, the Series A Preferred Stock will be convertible into, in lieu of the number of shares of Common Stock that the holders of the Series A Preferred Stock would otherwise have been entitled to receive, a number of shares of such other class or classes of stock to which a holder of that number of shares of Common Stock deliverable upon conversion of the Series A Preferred Stock immediately before that transaction would have been entitled to receive.

(d)
Reorganization, Mergers, Consolidations or Sales of Assets.  If at any time or from time to time there will be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 5) or a merger or consolidation of the Corporation with or into another corporation (other than such a transaction in which the Corporation is the surviving or continuing entity and its Common Stock is not exchanged for or converted into other securities, cash or property), or the sale of all or substantially all the Corporation’s properties and assets to any other Person, then, as a part of such reorganization, merger, consolidation or sale, provision will be made so that the holders of the Series A Preferred Stock will thereafter be entitled to receive upon conversion of the Series A Preferred Stock, cash or the number of shares of stock or other securities or property to which a holder of that number of shares of Common Stock deliverable upon conversion of the Series A Preferred Stock would have been entitled to receive on such capital reorganization, merger, consolidation or sale; provided however, that if the consideration issued in connection with such reorganization, merger, consolidation or sale consists of stock, and such issuance were to cause such holder to be deemed to have acquired in excess of 9.9% of any class of voting securities of any Person that is a U.S. depository institution or depository institution holding company, such holder will be entitled to receive the same number of shares of non-voting stock of such Person with substantially identical terms to the Series A Preferred Stock.

(e)
No Impairment.  The Corporation will not, by amendment of its Certification of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.  Nothing in this Section 5(e) shall be deemed to grant approval or voting rights to the holders of Series A Preferred Stock that are in addition to those set forth in Section 8 hereof.

(f)
Statement as to Adjustments.  Upon the occurrence of each adjustment or readjustment pursuant to this Section 5, the Corporation will promptly compute such adjustment or readjustment in accordance with the terms hereof and forthwith file, at the principal office of the Corporation, a statement setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

(g)	Reservation of Shares Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of effecting the conversion of the Series A Preferred Stock such number of shares of Common Stock as will from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock; and if at any time the number of authorized but unissued Common Stock will not be sufficient to effect the conversion of all then outstanding Series A Preferred Stock, the Corporation will take such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Stock to such number of shares as will be sufficient for such purpose.

6.
Maturity; Redemption.  The Series A Preferred Stock shall be perpetual unless converted in accordance with Section 5.  Except to the extent a liquidation under Section 4 may be deemed to be a redemption, the Series A Preferred Stock will not be redeemable at the option of the Corporation or any holder of Series A Preferred Stock at any time.  Notwithstanding the foregoing, the Corporation will not be prohibited from repurchasing or otherwise acquiring shares of Series A Preferred Stock in voluntary transactions with the holders thereof.  Any shares of Series A Preferred Stock repurchased or otherwise acquired may be cancelled by the Corporation and thereafter be reissued as shares of any series of preferred stock of the Corporation.

7.
Voting Rights.  The holders of Series A Preferred Stock will not have any voting rights, except as otherwise from time to time expressly required by the General Corporation Law of the State of Delaware.

8.
Protective Provisions.  So long as any shares of Series A Preferred Stock are issued and outstanding, the Corporation will not, without obtaining the approval (by vote or written consent) of the holders of a majority of the issued and outstanding shares of Series A Preferred Stock, (i) significantly and adversely alter or change the rights, preferences, privileges or restrictions provided for the benefit of the holders of the Series A Preferred Stock (which shall not include, for the avoidance of doubt, any division or combination of shares, reclassification, reorganization, merger, consolidation or sale described in Section 5 above in connection with which the Series A Preferred Stock is treated as provided in such Section or any increase or decrease in the authorized amount of capital stock of the Corporation), (ii) increase or decrease the authorized number of shares of Series A Preferred Stock or (iii) enter into any agreement, merger or business consolidation, or engage in any other transaction, or take any action that would have the effect of changing any preference or other right provided for the benefit of the holders of the Series A Preferred Stock (which shall not include, for the avoidance of doubt, any division or combination of shares, reclassification, reorganization, merger, consolidation or sale described in Section 5 above in connection with which the Series A Preferred Stock is treated as provided in such Section).  Notwithstanding anything to the contrary herein, any increase in the amount of the authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of any series of preferred stock or any securities convertible into preferred stock, in any case ranking equally with, junior to and/or senior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the Corporation’s liquidation, dissolution or winding up will not, in and of itself, be deemed to adversely affect rights, preferences or privileges of the Series A Preferred Stock and holders of Series A Preferred Stock will have no right to vote solely by reason of such an increase, creation or issuance.  In the event that the Corporation makes a tender offer or exchange offer for any shares of Common Stock, the Corporation shall also offer to make a tender offer or exchange offer for shares of Series A Preferred Stock pro rata based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to the transaction and otherwise on terms that would provide the holders of the Series A Preferred Stock consideration and other terms equivalent to the terms offered to the holders of Common Stock assuming the Series A Preferred Stock were so converted.

9.
Notices.  Any notice required by the provisions hereof to be given to the holders of Series A Preferred Stock will be deemed given upon the earlier of (i) actual receipt and (ii) three (3) business days after being sent by certified or registered mail, postage prepaid, return receipt requested, and addressed to each holder of record at such holder’s address as it appears on the books of the Corporation.

10.
Record Holders.  To the fullest extent permitted by law, the Corporation will be entitled to recognize the record holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes and will not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other Person, whether or not it will have express or other notice thereof.

11.
No Preemptive Rights.  The holders of Series A Preferred Stock are not entitled to any preemptive or preferential right to purchase or subscribe for any capital stock, obligations, warrants or other securities or rights of the Corporation.

12.
Replacement Certificates.  In the event that any certificate in respect of the Series A Preferred Stock will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Corporation, the posting by such Person of a bond in such amount as the Corporation may determine is necessary as indemnity against any claim that may be made against it with respect to such certificate, the Corporation or the Corporation’s transfer agent, as applicable, will deliver in exchange for such lost, stolen or destroyed certificate a replacement certificate.

13.
Other Rights.  The shares of Series A Preferred Stock have no rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or as provided by applicable law.

14.
Status of Shares. All shares of Series A Preferred Stock that are converted pursuant to Section 5 hereof and all shares of Series A Preferred Stock that are reacquired by the Corporation shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized but unissued shares of preferred stock, without designation as to series, subject to reissuance by the Board of Directors as shares of Series A Preferred Stock or of any one or more other series.

15.
Waiver. Any waiver by the Corporation or a holder of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designations or a waiver by any other holders. The failure of the Corporation or a holder to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that Person (or any other holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations. Any waiver by the Corporation or a holder must be in writing. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the holders thereof) upon the written consent of the holders of not less than a majority of the shares of Series A Preferred Stock then outstanding, unless a higher percentage is required by the General Corporation Law of the State of Delaware, in which case the written consent of the holders of not less than such higher percentage shall be required.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be duly executed by its duly authorized officer on this 24th day of April, 2019.

ALLIANCE DATA SYSTEMS CORPORATION

By:	/s/ Joseph L. Motes III
Name: Joseph L. Motes III
Title: Senior Vice President, General Counsel and Secretary